FIRST UNION CAPITAL MARKETS CORP.                                  Exhibit(b)(1)
Member NYSE, NASD, SIPC

PA 4930
Loan Syndications
1345 Chestnut Street
P.O. Box 7618
Philadelphia, Pennsylvania 19107-7618
215 973-2727
Fax 215 973-1887

[FIRST UNION LOGO]
                                                                     May 5, 1999


JLG Industries, Inc.
1 JLG Drive
McConnellsburg, PA 17233-9533

Attention:   Charles H. Diller, Jr.

Re:   Commitment for Arrangement of Facility and Financing

Dear Mr. Diller:

     You have advised us that JLG Industries, Inc. (the "Borrower") seeks financing for an acquisition of 100% of the stock of Gradall Industries, Inc. (the "Target") (or if less than 100%, such percentage that is satisfactory to First Union National Bank ("First Union"), to refinance certain existing indebtedness, for ongoing working capital requirements and other general corporate purposes. Attached hereto is a Summary of Terms and Conditions (the "Term Sheet") describing the general terms and conditions for a Revolving Credit Facility in the aggregate amount of $250 million (the "Facility").

     Based upon and subject to the terms and conditions set forth herein, in the Term Sheet and in the fee letter of even date (the "Fee Letter"), First Union is pleased to advise you of its commitment to provide the Facility and act as Administrative Agent in respect thereof. As set forth more fully in the Term Sheet, the closing of the Facility is subject to certain conditions precedent. Although First Union is committing to provide the Facility on the terms set forth in the Term Sheet, First Union expects to act as Administrative Agent for a syndicate of financial institutions (collectively, the "Lenders") to provide all or a portion of the Facility. Prior to the closing thereof, First Union may use the services of its affiliate, First Union Capital Markets Corp. ("Capital Markets"), to act as Arranger for the Facility.

     The commitments of First Union and Capital Markets hereunder are based upon the financial and other information regarding the Borrower and its subsidiaries previously provided to First Union and Capital Markets. Accordingly, the commitments hereunder are subject to the condition, among others, that (i) there shall not have occurred after the date of such financial and other information any material adverse change in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, (ii) the information concerning the Borrower and its subsidiaries shall not differ in any material respect from the information previously provided to First Union and Capital Markets by the Borrower, (iii) the determination of First Union and Capital Markets that, prior to and during the primary syndication of the Facility, there shall be no

JLG INDUSTRIES, INC.
PAGE 2


competing issuance of debt, securities or commercial bank facilities of the Borrower or any of its subsidiaries being offered, placed or arranged except with the prior written consent of First Union and Capital Markets (except The First National Bank of Maryland revolving facility not to exceed $20,000,000 in aggregate principal amount) and (iv) First Union and Capital Markets shall have completed, to their satisfaction, all legal, business and other due diligence review of the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its subsidiaries. Further, the commitments of First Union and Capital Markets are subject to there not having occurred any material disruption or adverse change in the financial, banking or capital markets that could, in the reasonable judgment of First Union or Capital Markets, materially impair the syndication of the Facility.

     You agree to actively assist Capital Markets (including after the closing of the Facility) in achieving a syndication of the Facility that is satisfactory to Capital Markets and you. Such syndication may be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and its subsidiaries, and the proposed syndicate members. To assist Capital Markets in the syndication efforts you hereby agree (i) to provide and cause your advisors to provide Capital Markets and the other syndicate members upon request with all information deemed reasonably necessary by Capital Markets to complete the syndication, including but not limited to information and evaluations prepared by you and any of your subsidiaries and their advisors, or on their behalf, relating to the transactions contemplated hereby, (ii) to assist Capital Markets upon its reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Facility and
(iii) to otherwise assist Capital Markets in its syndication efforts, including making officers and advisors of the Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at a meeting or meetings of Lenders or prospective Lenders.

     It is understood and agreed that Capital Markets, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is also understood and agreed that the allocation and distribution of the fees among the Lenders will be at the sole discretion of First Union and Capital Markets and that any syndication prior to execution of the definitive documentation for the Facility will reduce the commitments of First Union.

     In the event that such syndication cannot be achieved in a manner satisfactory to First Union and Capital Markets under the structure outlined in the Term Sheet, you agree that First Union and Capital Markets shall (with your consent, which consent shall not be unreasonably withheld) be entitled, in the reasonable discretion of First Union and Capital Markets, to change the pricing or other terms or restructure the components of the Facility (provided that the aggregate amount of the Facility will

JLG INDUSTRIES, INC.
PAGE 3


remain unchanged) if First Union and Capital Markets determine that such changes are advisable to ensure a successful syndication or an optimal credit structure. The agreement in this paragraph shall survive closing of the Facility.

     You hereby represent and covenant that to the best of your knowledge (i) all information, other than Projections (as defined below), which has been or is hereafter made available to First Union, Capital Markets or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (excluding the financial information of Target) ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and
(ii) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to First Union, Capital Markets or the Lenders by you (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the closing date so that the representation and warranty in the preceding sentence is correct on the closing date. In arranging and syndicating the Facility, First Union and Capital Markets will be using and relying on the Information and the Projections.

     By executing this letter agreement, you agree to reimburse First Union and Capital Markets from time to time on demand for all reasonable out-of-pocket fees, syndication expenses and other expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Pepper Hamilton LLP, as counsel to First Union and Capital Markets, and professional fees of consultants, local counsel and other experts) incurred in connection with the Facility (excluding fees payable pursuant to the Fee Letter among First Union, Capital Markets and Borrower dated the date hereof), including the preparation of definitive documentation for the Facility and the other transactions contemplated hereby.

     By executing this letter agreement, you further agree to indemnify and hold harmless First Union, Capital Markets, each other Lender and each director, officer, employee, attorney and affiliate of First Union, Capital Markets and each other Lender (each such person or entity referred to hereafter in this paragraph as an "Indemnified Person") from any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become subject, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits, or proceedings, including any inquiry or investigation, with respect thereto) arise out of, in any way relate to, or result from, this letter, the Facility or the other transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or inquiry or investigation, with

JLG INDUSTRIES, INC.
PAGE 4


respect thereto; provided, that you shall have no obligation under this indemnity provision for liabilities resulting from gross negligence or willful misconduct of any Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at common law or otherwise. No Indemnified Person shall be responsible or liable for consequential damages which may be alleged as a result of this letter.

     The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of First Union or Capital Markets hereunder.

     You acknowledge and agree that the services of Capital Markets as Arranger will be on an exclusive basis during the term of this letter and that, during such term, no other bank or other financial institution will be engaged or otherwise consulted or contacted by you regarding any other proposed senior bank facility for the Borrower or its subsidiaries (except for The First National Bank of Maryland).

     Except as required by applicable law, this letter and the contents hereof shall not be disclosed by you to any third party without the prior consent of First Union and Capital Markets, other than to your attorneys, financial advisors and accountants, or the Target and its financial advisors and accountants, in each case in connection with any evaluation hereof reasonably required in connection with the proposed transaction. You acknowledge and agree that First Union and Capital Markets may share with their respective affiliates any information relating to the Facility, the Borrower and its subsidiaries. You further acknowledge and agree to the disclosure by First Union and Capital Markets of information relating to the Facility to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications.

     This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and the Fee Letter of even date herewith, embodies the entire agreement and understanding between First Union, Capital Markets and the Borrower with respect to the specific matters set forth above and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by First Union or Capital Markets to make any oral or written statements inconsistent with this letter.

     THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

JLG INDUSTRIES, INC.
PAGE 5


     This letter may not be assigned by the Borrower without the prior written consent of First Union and Capital Markets.

     If you are in agreement with the foregoing, please execute the enclosed copy of this letter and the Fee Letter and pay the Acceptance Fee no later than the close of business on May 14, 1999. This letter will become effective upon your delivery to us of executed counterparts of this letter and the Fee Letter and receipt by First Union of the Acceptance Fee. This Commitment Letter shall terminate if not so accepted by you prior to that time. Following acceptance by you, this Commitment Letter shall expire at 5:00 p.m. on July 31, 1999 unless the Facility is closed by such time.

                                   Very truly yours,

                                   FIRST UNION NATIONAL BANK

                                   By:  /s/ Mark S. Supple
                                        -----------------------------
                                   Name:    Mark S. Supple
                                        -----------------------------
                                   Title    Vice President
                                        -----------------------------

                                   FIRST UNION CAPITAL MARKETS CORP.

                                   By:  /s/ Paul Hogan
                                        -----------------------------
                                   Name:    Paul Hogan
                                        -----------------------------
                                   Title    Director
                                        -----------------------------

                                   COMMITMENT ACCEPTED AND AGREED
                                   TO THIS 10TH DAY OF MAY, 1999:

                                   JLG INDUSTRIES, INC.

                                   By:  /s/ L. David Black
                                        -----------------------------
                                   Name:    L. David Black
                                        -----------------------------
                                   Title    Chairman, President & CEO
                                        -----------------------------

                              JLG INDUSTRIES, INC.
                        SUMMARY OF TERMS AND CONDITIONS
                                  May 5, 1999



BORROWER:        JLG Industries, Inc. and subsidiaries on a joint and several basis

ADMINISTRATIVE
AGENT:           First Union National Bank (the "Administrative Agent").

ARRANGER:        First Union Capital Markets Corp. (the "Arranger").

LENDERS: First Union and a syndicate of lenders (the "Lenders") arranged by the Arranger and satisfactory to the Borrower.

FACILITY:        Revolving Credit Facility: $250,000,000 (the "Revolving Credit
                 Facility") with a $25,000,000 sublimit for the issuance of standby Letters of Credit. Letters of Credit issued under the Revolving Credit Facility shall have a term of no more than one year (not to extend beyond the maturity date of the Revolving Credit Facility).

SWINGLINE LOANS: A portion of the Revolving Credit Facility not in excess of
                 $20,000,000 shall be available for swingline loans to the Borrower (the "Swingline Loans") from First Union on same day notice. Any such Swingline Loans shall reduce the available commitment under the Revolving Credit Facility. Each of the Lenders shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each such Swingline Loan.

MATURITY:        The Revolving Credit Facility shall mature on the date five years from the Closing Date.

PURPOSE: To fund the purchase of 100% of the stock of Gradall Industries, Inc. (the "Target"); to refinance certain existing indebtedness (including, without limitation, the existing credit facility of the Borrower (the "Existing Facility")); and to fund working capital and for general corporate purposes (including the payment of certain fees and expenses incurred in connection with the transactions contemplated hereby.)

INTEREST RATE
OPTIONS:                 The Borrower's option of:

                         (1) Base Rate: The Base Rate plus the Applicable Base
                             Rate Margin, as set forth in the pricing grid attached hereto as Exhibit I. Loans bearing interest at the Base Rate shall be for a minimum amount of $1,000,000 and $250,000 increments in excess thereof.

                             The Base Rate means the greater of (i) the Administrative Agent's Prime Rate or (ii) the overnight federal funds rate plus 0.50%. The Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

                             Swingline Loans shall be maintained solely at the Base Rate and may be borrowed in minimum increments of $500,000.

                         (2) LIBOR Rate: LIBOR plus the Applicable LIBOR Margin
                             as set forth in the pricing grid attached hereto as
                             Exhibit I. Loans bearing interest at the LIBOR Rate shall be for a minimum amount of $5,000,000 and $1,000,000 increments in excess thereof.

                             LIBOR shall mean reserve adjusted LIBOR as set forth on Telerate Page 3750 or as determined by the Administrative Agent if such information is not available. The LIBOR Rate Option is available for Interest Periods of 1,2,3, or 6 months. No more than six (6) Interest Periods may be in effect at any time. The LIBOR Rate shall be adjusted for FDIC and regulatory reserve requirements.

                             LIBOR Rate interest and all fees shall be calculated on a 360 day basis, while Base Rate interest shall be calculated on a 365/66 day basis.

LOANS UNDER THE
CREDIT FACILITY:          Borrowings may be requested upon three business days
                          notice for LIBOR Loans, and same business day notice for Base Rate Loans and Swingline Loans. Notice must be given to the Agent by ll:00 a.m., Philadelphia time, on the day on which such notice is required. The aggregate of all outstanding LIBOR Loans, Base Rate
                          Loans, Swingline Loans and Letters of Credit will be considered usage for purposes of determining availability under each Credit Facility.

INTEREST PAYMENTS:        Interest on Base Rate Loans will be due and payable
                          quarterly in arrears. Interest on LIBOR Rate Loans will be due and payable at the end of each applicable
                          Interest Period or, in the case of a 6 month LIBOR
                          Rate Loan, every 3 months.

DEFAULT RATE:             Upon the occurrence and during the continuance of a
                          Default or an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans or Swingline Loans, (ii) all amounts due and payable with respect to LIBOR Rate Loans or Swingline Loans shall bear interest at a rate per annum two percent
                          (2%) in excess of the rate then applicable to such Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans and (iii) all amounts due and payable with respect to Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans.

LETTERS OF CREDIT:        Letter of Credit Fees: An amount equal to the
                          applicable LIBOR Margin on a per annum basis multiplied by the face amount of each Letter of Credit, payable to the Administrative Agent, for the account of the Lenders, quarterly in arrears.

                          Fronting Fees: An amount equal to 0.125% per annum multiplied by the face amount of each Letter of Credit, payable to the Administrative Agent (as Issuing Lender), for its own account, quarterly in arrears.

                              Administrative Cost: All normal costs and expenses of the Administrative Agent (as Issuing Lender) in connection with the issuance, transfer or other administration of the Letters of Credit.

FACILITY AND OTHER FEES:      Facility Fee: The Borrower shall pay a Facility
                              Fee on a per annum basis, at a rate per annum as reflected on the attached Exhibit I on the full amount of the Facility, payable quarterly, in arrears, regardless of usage.

                              Administrative Agent's Fee and Underwriting Fee:
                              As set forth in the Fee Letter dated as of April 8, 1999 between the Borrower and the Administrative Agent.

OPTIONAL PREPAYMENTS/
OPTIONAL COMMITMENT
REDUCTIONS:                   Base Rate Loans and Swingline Loans may be prepaid
                              at any time without penalty. LIBOR Rate Loans may be prepaid at the end of the applicable Interest
                              Period without penalty. Prepayment of the LIBOR
                              Rate Loans prior to the end of the applicable
                              Interest Period is subject to payment of any funding losses.

                              Borrower shall have the right to permanently reduce the aggregate amount of the Commitment under the Revolving Credit Facility after prior written notice to Agent.

CONDITIONS PRECEDENT:         Customary for facilities of this nature,
                              including, but not limited to, credit
                              documentation satisfactory to the Administrative
                              Agent, which shall include without limitation credit agreement, promissory notes, resolutions and legal opinions; all governmental, shareholder, corporate and third party consents shall have been obtained; no material adverse change including no material pending or threatened litigation, bankruptcy or other proceeding; satisfactory review of all corporate documentation and other legal due diligence; payment in full of all principal, interest and other amounts outstanding in connection with the Existing Facility; searches and payment of all fees and expenses due to the Administrative Agent and the Administrative
                              Agent's counsel.

REPRESENTATIONS
AND WARRANTIES:               Customary for facilities of this nature,
                              including, but not limited to, corporate existence; corporate and governmental authorization; enforceability; financial information; no material adverse changes;
                              compliance with laws and agreements (including environmental laws); compliance with ERISA; no material litigation; payment of taxes; financial condition; compliance with year 2000 matters; and full disclosure.

AFFIRMATIVE
COVENANTS:                    Customary for facilities of this nature,
                              including, but not limited to, receipt of financial information; notification of litigation, investigations and other adverse changes; payment and performance of obligations; conduct of business; maintenance of existence; maintenance of property and insurance (including hazard and business interruption coverage); maintenance of records and accounts; inspection of property and books and records; compliance with laws (including environmental laws); payment of taxes; ERISA; Year
                              2000 compliance.

FINANCIAL
COVENANTS:                    Financial covenants shall be the following:

                              Minimum Interest Coverage Ratio: Maintain, as of the last day of each fiscal quarter, an Interest Coverage Ratio of no less than 4.0 to 1.0 for the preceding four fiscal quarters.

                              Maximum Total Funded Debt to EBITDA Ratio.
                              Maintain as of the last day of each fiscal quarter, a Total Funded Debt to EBITDA Ratio of no greater than 3.0 to 1.0 for the preceding four fiscal quarters.

                              Minimum Net Worth. Maintain, as of the last day of each fiscal quarter, a New Worth of not less than 85% of Net Worth as of the end of the most recent fiscal year ended prior to the Closing Date ("Closing Adjusted Net Worth"), and, as of the last day of each fiscal quarter for each fiscal year thereafter, the Closing Adjusted Net Worth plus 50% of Net Income for each fiscal quarter subsequent to the most recent fiscal year ended prior to the Closing Date, without deduction for losses.

               Definitions: [Adjustments to reflect inclusion of historical financial results of the Target to be determined.]

               "Interest Coverage Ratio" means, as of any date of determination, with respect to Borrower and its consolidated subsidiaries, the ratio of EBIT, for the most recent Rolling Period, to interest expense, for the most recent Rolling Period, in each case as determined in accordance with GAAP.

               "EBIT" means, for any period, net income, with respect to Borrower and its consolidated subsidiaries for such period as defined in accordance with GAAP, plus interest expense and taxes for such period, in each case as defined in accordance with GAAP and to the extent each has been deducted in determining net income.

               "EBITDA" means, for any period, net income, with respect to Borrower and its consolidated subsidiaries for such period as defined in accordance with GAAP, plus interest expense, taxes, depreciation and amortization for such period, in each case as defined in accordance with GAAP and to the extent each has been deducted in determining net income.

               "Total Funded Debt" means, as of the date of determination, the aggregate principal amount of all indebtedness of Borrower and its consolidated subsidiaries for: (i) borrowed money other than trade indebtedness incurred in the normal and ordinary course of business for value received, having a final maturity of one year or more from the date of determination; (ii) installment purchases of real or personal property; and (iii) Capital Leases.

NEGATIVE
COVENANTS:     Customary for facilities of this nature, including, but not limited to, restrictions and limitations on: indebtedness; liens;
               guaranty obligations; changes in business; mergers; sales of assets; acquisitions; loans and investments; transactions with affiliates; sale and leaseback transactions; restrictive agreements; and changes in fiscal year or accounting method.

EVENTS OF
DEFAULT: Customary for facilities of this nature, including but not limited to: failure to pay any interest, principal or fees under the Facility when due; failure to perform any covenant or agreement; inaccurate or false representation or warranties; cross defaults (including cross-defaults to defaults under material contracts); insolvency or bankruptcy; ERISA; judgment defaults; change in control; and any other events of default deemed reasonably necessary by the Administrative Agent and the Lenders in the context of the proposed transaction.

ASSIGNMENTS &
PARTICIPATION:           Assignments in minimum amounts of $5,000,000 shall be
                         permitted subject to the consent of the Administrative
                         Agent and subject (so long as no default or event of default has occurred and is continuing) to consent of the Borrower, such consents not to be unreasonably withheld or delayed. Participants shall be permitted in minimum amounts of $5,000,000.

INCREASED COSTS/
CHANGE OF
CIRCUMSTANCES:           Provisions customary in facilities of this type
                         protecting the Lenders in the event of unavailability of funding, illegality, capital adequacy requirements, increased costs, withholding taxes and funding losses.

REQUIRED LENDERS:        On any date of determination, those Lenders who
                         collectively hold at least 51% of outstandings, or if no outstandings, those Lenders who collectively hold at least 51% of the aggregate commitment of the Lenders.

WAIVER OF JURY
TRIAL, GOVERNING
LAW: Waiver of jury trial and submission to jurisdiction in Philadelphia, Pennsylvania. Pennsylvania law (without reference to choice of law provisions) to govern.

COUNSEL TO ARRANGER
AND ADMINISTRATIVE
AGENT:                   Pepper Hamilton LLP

EXPENSES:                 The Borrower shall be responsible for all reasonable
                          legal and other out-of-pocket expenses incurred by the Administrative Agent related to due diligence performed by the Administrative Agent in connection with the transaction, the execution of the loan documentation, and future administration of the definitive credit documentation.

MISCELLANEOUS:            This summary of terms and conditions does not purport
                          to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive credit documentation for the Facility contemplated hereby.

                                   EXHIBIT I
                                  Pricing Grid

Level     Total Debt to                   Applicable     Applicable Base       Annual
           EBITDA Ratio                   LIBOR Margin      Rate Margin      Facility Fee
-------   ----------------                ------------    ---------------    ------------
  I       Greater than or equal to 2.5      112.5 bps            0             27.5 bps

 II       Greater than or equal to 2.0
           Less than 2.5                    100.0 bps            0             25.0 bps

III       Greater than or equal to 1.5
           Less than 2.0                     87.5 bps            0             25.0 bps

 IV       Greater than or equal to 1.0
           Less than 1.5                     70.0 bps            0             22.5 bps

  V        Less than 1.0                     55.0 bps            0             20.0 bps

Pricing will be at Level III for the first two fiscal quarters following closing.